Exhibit 10.2

PROMISSORY NOTE

$5,100,000.00	November 1, 2021

FOR VALUE RECEIVED, PMI PARKWAY, LLC, a Delaware limited liability company, and MDR PARKWAY, LLC, a Delaware limited liability company (jointly and severally, “Borrower”), promise to pay to the order of TIAA, FSB, or any subsequent holder of this Note (“Lender”), at its principal offices located at 301 West Bay Street, Floor #28, Jacksonville, Florida 32202 (or at such other place or places as Lender may designate) the principal sum of FIVE MILLION ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($5,100,000.00), or so much thereof as may be from time to time outstanding, plus interest thereon at the rate hereinafter defined from the date the proceeds of the loan evidenced by this Promissory Note (this “Note”) are initially disbursed (including, without limitation, disbursement into an escrow for the benefit of Borrower) until the Maturity Date (as defined below) on the principal balance from time to time remaining unpaid hereon, all in accordance with the terms and conditions of this Note. This Note is secured by a Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (the “Security Instrument”), and related documents granting and perfecting a security interest in certain real and personal property (the “Property”) more particularly described therein (collectively, the “Security Documents”). The Security Documents, any loan agreement and such other documents (including but not limited to the limited recourse guaranty agreements of MEDALIST DIVERSIFIED REIT, INC., a Maryland corporation, WILLIAM R. ELLIOTT, an individual, THOMAS E. MESSIER, an individual, and KURT A. SCHIRM, an individual, each a “Guarantor” and collectively, the “Guarantors”) executed in connection with this Note are hereinafter referred to as the “Loan Documents,” and the loan evidenced thereby may hereinafter be referred to as the “Loan.” Terms used herein but not otherwise defined hereunder are defined as set forth in the Loan Documents. This Note is subject to all of the terms, definitions, conditions and covenants of the Loan Documents, and any holder of this Note is entitled to the benefits of and remedies provided in the Loan Documents.

1.            INTEREST. The Loan and this Note shall bear interest at the following rate: a variable rate per annum equal to the ICE LIBOR Rate plus 225 basis points. The interest rate is subject to change on a monthly basis (the “Interest Period”), with interest rate changes becoming effective on the first day of each calendar month (each a “Reset Date”); provided, however, such new interest rate shall not change by greater than (i) one percent (1%) per adjustment during any six (6) month period, and (ii) two percent (2%) per adjustment during any twelve (12) month period. Notwithstanding the foregoing interest rate calculation, in no event shall the interest rate applicable hereunder be less than 2.25 % per annum. Interest under this Note shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

As used herein, the term “ICE LIBOR Rate” for each Interest Period shall mean the offered rate for deposits in United States dollars in the London Interbank market for the Interest Period as established by the Intercontinental Exchange on the day that is four (4) Business Banking Days preceding the first day of the Interest Period.  “Business Banking Day” shall mean each day other than a Saturday, a Sunday, or any holiday on which Lender’s offices are closed for business.  Notwithstanding the foregoing, if (i) the ICE LIBOR Rate ceases to exist or be published by ICE Benchmark Administration Limited (or any successor or substitute), (ii) there is a material disruption to the ICE LIBOR Rate, including but not limited to other lenders in the industry switching from the ICE LIBOR Rate to another interest rate, (iii) there is a change in the methodology of calculating the ICE LIBOR Rate or (iv) in the reasonable expectation of TIAA, FSB, any of the events specified in clause (i), (ii) or (iii) will occur; then the rate for the applicable interest period will be determined by such alternate method designed to measure interest rates in a similar manner, as determined by TIAA, FSB.  In order to account for the relationship of the replacement index to the original ICE LIBOR Rate, such alternate method will incorporate any spread to any replacement index as is necessary to attempt to place obligor and TIAA, FSB in a similar economic position as the original ICE LIBOR Rate.

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2.            PAYMENT OF PRINCIPAL AND INTEREST. Principal and interest shall become due and payable on the dates and in the manner as follows:

a.            Initial payments of principal and interest shall be paid in one hundred nineteen (119) equal monthly installments, commencing on December 1, 2021 and continuing on the same day of each successive month thereafter until and including October 1, 2031.

b.            On each Reset Date, the interest rate payable hereunder shall be adjusted to a new fixed rate determined as set forth above. The new amount of the monthly principal and interest payment shall be based upon the principal outstanding hereunder as of such Reset Date amortized over the remaining portion of the original (30) year amortization at the new fixed interest rate, in substantially equal monthly payments. Each such monthly payment shall be applied first to accrued interest on the unpaid principal balance, with the remainder applied to the outstanding principal balance. On the Maturity Date, a final payment of all unpaid principal and accrued but unpaid interest thereon shall be due and payable.

Notwithstanding the above provision, if the Loan is closed on any day other than the first of the month, a single payment of interest only in advance at the rate of $331.50 per day shall be due and payable on the date the proceeds of the Loan are initially disbursed to or for the benefit of Borrower for the period from the date of such disbursement to and including the last day of the month during which such disbursement occurs.

All payments of the principal and interest on this Note shall be made in lawful coin or currency of the United States of America which at the time shall be legal tender in payment of all debts, public and private, at the time of payment.

Credit for any payment made on this Note may be delayed if such payment is not (a) received at the payment address specified by Lender from time-to-time by written notice to Borrower or (b) accompanied by the invoice number assigned by Lender to Borrower. Preferred forms of payment include direct debit, wire transfers, company checks, certified checks and payments through the ACH System (as described in Section 11 herein). Payment in any other form may delay processing or be returned to Borrower. Any delayed credit may cause Borrower to incur the late payment fee described below. All credit for payments made by Borrower on this Note are subject to final payment by the institution on which the item of payment was drawn and no credit shall be given for any payment on which final payment by any such institution is not made.

3.            MATURITY DATE. The then outstanding principal balance plus all accrued but unpaid interest shall be due and payable on November 1, 2031 (the “Maturity Date”).

4.            PREPAYMENT. Subject to the payment of the prepayment compensation as set forth herein, privilege is hereby reserved to prepay the principal payable under this Note in whole or in part; provided that any prepayment shall be applied against principal then last to become due under this Note. Prepayment in part shall not affect, vary or postpone the duty of Borrower to pay all obligations when due, change the amount of such payments due, unless Lender shall otherwise agree in writing, and it shall not affect or impair the right of Lender to pursue all remedies available to it hereunder or under any of the other Loan Documents. Should Borrower elect to make a prepayment of this Note in whole or in part during the term hereof, Borrower shall also pay to Lender, simultaneously with such prepayment, prepayment compensation to Lender in an amount as calculated below (the “Prepayment Fee”). Borrower expressly acknowledges that such Prepayment Fee is not a penalty but is intended solely to compensate Lender for the loss of its bargain and the reimbursement of internal expenses and administrative fees and expenses incurred by Lender.

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The Prepayment Fee shall be equal to: (i) 2% of the prepaid principal balance if the prepayment occurs prior to November 1, 2022, and (ii) 1% of the prepaid principal balance if the prepayment occurs on or after November 1, 2022, but prior to November 1, 2023. No Prepayment Fee shall apply for prepayments made after November 1, 2023.

The term “prepayment” includes any payment or other reduction of the balance due under this Note, regardless of whether such payment or other reduction: (1) is voluntary or involuntary; (2) is occasioned by Lender’s demand or by Lender’s acceleration of this Note; (3) is made by Borrower or by a third party; (4) results from Lender’s receipt or collection of proceeds of its collateral, but no Prepayment Fee shall be payable with respect to any insurance proceeds or condemnation awards paid to Lender in connection with the Property; (5) results from Lender’s exercise of its right of set-off; and/or (6) is made during a bankruptcy, reorganization or other proceeding, or is made pursuant to any plan of reorganization or liquidation.

5.            REPRESENTATIONS AND WARRANTIES. Each Borrower on behalf of itself hereby represents and warrants to Lender as follows:

i.            Borrower’s Organization. The Borrower is a duly organized limited liability company, validly existing, and in good standing under the laws of the State of Delaware; has the limited liability company power and authority to own its assets and to transact the business in which it is now engaged or in which it is proposed to be engaged; and is duly qualified to execute, deliver, and perform all of the obligations of the Borrower prescribed in the Loan Documents.

ii.            Borrower’s Power and Authority. The execution, delivery, and performance by the Borrower of the Loan Documents have been duly authorized by all necessary limited liability company action and do not and will not: (i) contravene Borrower’s articles or other organizational documents; (ii) to Borrower’s knowledge violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determinations or award presently in effect applicable to Borrower; (iii) to Borrower’s knowledge result in a breach of or constitute a default under any indenture, loan, or credit agreement, or any other agreement, lease, or instruments to which Borrower is a party or by which it or its properties may be bound or affected; (iv) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower; or (v) to Borrower’s knowledge cause Borrower to be in default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award, or any such indenture, agreement, lease, or instrument.

iii.            Binding Agreement. To Borrower’s knowledge this Note is, and each of the other Loan Documents when delivered will be, legal, valid, and binding obligations of the Borrower or any Guarantor, as the case may be, enforceable against the Borrower or each such Guarantor, as the case may be, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

iv.            Litigation. There is no existing or pending judgment against Borrower or any Guarantor. There is no pending or to Borrower’s knowledge threatened litigation involving Borrower or any Guarantor, which if decided adversely would have a material adverse effect upon Borrower's or such Guarantor’s ability to comply with its obligations under the Loan Documents.

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v.            No Conflicting Agreements. There is no agreement or other document pertaining to the Borrower, and no provision of any existing agreement, mortgage, indenture, or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent or impede Borrower's execution, delivery or performance of the terms of this Note and the other Loan Documents.

vi.            Taxes. All taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings, and Borrower has filed all tax returns which it is required to file or has properly extended the time for the filing of such returns.

vii.            Financial Statements. The financial statements of Borrower and each Guarantor heretofore delivered to Lender have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower's or each such Guarantor's, as the case may be, financial condition as of the date or dates thereof, and there has been no material adverse change in Borrower's or each such Guarantor's, as the case may be, financial condition or operations since the applicable effective dates of those financial statements. To the best of Borrower's knowledge, all factual information and representation furnished by or on behalf of Borrower and each Guarantor to Lender in connection with this Note and the other Loan Documents is accurate and complete in all material respects as of the date of this Note and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

viii.            Solvency. Borrower is, as of the date hereof, solvent and able to pay its obligations as they become due. There is not pending against either the Borrower or any Guarantor any petition in bankruptcy, any assignment for the benefit of creditors, any petition seeking reorganization or any other agreement under any bankruptcy law.

ix.            Patriot Act Compliance. Neither Borrower, nor any affiliate of the Borrower, nor any person owning an interest in either of the foregoing is a "Specially Designated National" or a "Blocked Person" as those terms are defined in the Office of Foreign Asset Control Regulations (31CFR Section 500 et seq.) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of Office of Foreign Asset Control, Department of the Treasury or pursuant to any other applicable Executive Order (such lists are collectively referred to as the "OFAC Lists").

6.            AFFIRMATIVE COVENANTS. Although Borrower may be allowed to cause tenant under the Leases to comply with certain covenants set forth herein, Borrower understands and agrees that Borrower remains ultimately responsible for timely compliance with the covenants. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower will, unless Lender consents otherwise in writing (and without limiting any requirement of any other Loan Document):

i.            Financial Statements and Other Information. Borrower will deliver, or cause to be delivered, to Lender the following:

a.            Financial Statements of Borrower and each Entity Guarantor. Borrower and each entity Guarantor shall prepare and deliver to Lender annually, within one hundred twenty (120) days after the end of each fiscal year, Borrower’s and such Guarantors’ annual financial statements, prepared in accordance with GAAP, audited/reviewed by a certified public accountant and certified to Lender.

b.            Interim Financial Statements. Upon Lender’s request, Borrower and each entity Guarantor shall deliver to Lender unaudited management-prepared quarterly financial statements including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, with supporting schedules, as soon as available and in any event within forty-five (45) days after the close of each such period, all in reasonable detail. Such statements shall be certified as to their correctness by a principal financial officer of Borrower and each entity Guarantor, as the case may be, and in each case, if audited statements are required, subject to audit and year-end adjustments.

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c.            Personal Financial Statements. Each individual Guarantor (and Borrower if Borrower is an individual) shall deliver to Lender annually, within 13 months of the previous statement date on file with Lender, such Guarantors’ (and Borrower’s, if applicable) personal financial statement. Said financial statement shall disclose all of such individual’s assets, liabilities, net worth, income and contingent liabilities, all in reasonable detail and acceptable to Lender and submitted on a form to be provided by Lender or on such other form acceptable to Lender, signed by, and certified by such individual to Lender to be true, correct and complete.

d.            Federal Income Tax Returns. Borrower and each Guarantor shall deliver to Lender annually, within thirty (30) days of filing them, complete copies of their respective federal income tax returns (including K-1 and M-1 schedules), each of which shall be signed and certified to be true and complete copies of such returns. In the event an extension is filed, Borrower and each Guarantor, as applicable, shall deliver a copy of the extension within 30 days of filing.

e.            Property Reports. Borrower shall deliver to Lender, within sixty (60) days after the close of each fiscal year and, if requested by Lender, within forty-five (45) days after the end of each fiscal quarter unaudited management- prepared-, financial statements relating to the operation of the Property, including without limitation, a balance sheet, income and expense statement and statement of cash flows, with supporting schedules; certified rent roll; summary of leases; and calculations demonstrating compliance with the “Minimum Debt Service Coverage Ratio” as set forth in the Security Instrument all in reasonable detail, prepared in conformity with generally accepted accounting principles, applied on a basis consistent with that of the preceding year. In addition, Borrower shall deliver to Lender within 15 days after execution, copies of all permitted new or modified leases of the Property.

f.            Additional Information. Borrower and each Guarantor shall promptly deliver to Lender such additional information, reports and statements from time to time as Lender may reasonably request. In the event Borrower or any Guarantor fails to deliver such statements, schedules, documents, items and reports within the time frames set forth above in this subsection (i), then such failure shall (after lapse of the opportunity to cure expressly set forth in this Note) constitute a Default and, in addition to any other remedies which may be available to Lender as a result of such Default, Borrower shall pay a late charge in the amount of Two Hundred Fifty and 00/100 Dollars (US $250.00) for each late submission of financial reports to compensate Lender or its servicer for the additional administrative expense caused by such failure or delay whether or not Borrower is entitled to any notice and opportunity to cure such failure prior to the exercise of any of the remedies. Such late charge shall be charged each month that any financial statements remain delinquent. The late charge shall be immediately payable from Borrower upon demand by Lender and, until paid, shall be added to and constitute a part of the “Indebtedness” as such term is defined in the Security Documents. In no event shall the financial statement late charge constitute a cure of Borrower's or any Guarantor's default in failing to provide financial statements, nor limit Lender's remedies as a result of such Default.

ii.            Notice of Legal Action. Within five (5) days of being notified in any manner of any material legal proceeding that names the Borrower as a defendant or co-defendant, Borrower will notify Lender of such an event in writing, providing therewith copies of any documentation received by or served upon the relevant party.

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iii.            Notice of Default or Material Adverse Change. Borrower and/or any Guarantor will advise Lender in writing within five (5) days of the occurrence of any event that constitutes a material adverse change in the financial condition of Borrower or any Guarantor. Borrower and/or any Guarantor will immediately advise Lender in writing of any event that constitutes a default, after the lapse of any applicable cure period, under the Loan Documents or a default under any other agreement by which Borrower is bound of which Borrower or any Guarantor has actual knowledge or written notice.

iv.            Encumbrance or Sale. Borrower will not encumber, by mortgage or otherwise, sell, convey, assign, transfer or otherwise dispose of its interest in the Property or any other property, rights, and interests, real and personal, tangible and intangible pledged, encumbered or otherwise made collateral to secure the payment or performance of the Loan (collectively, the "Collateral") or any part thereof without first obtaining the prior written consent of Lender to such event or as set forth in Section 31 (Assignment) herein. The whole of the principal sum and interest shall become due at the option of Lender upon such further encumbrance, sale, conveyance, assignment, transfer, or other disposition without such prior written consent of Lender or as set forth in Section 31 (Assignment) herein.

v.            Compliance. Borrower will comply with all laws, regulations and governmental requirements including, without limitation, environmental, safety, and health laws applicable to Borrower or to any of its property, business operations, and transactions.

vi.            Adverse Conditions or Events. Borrower will promptly advise Lender in writing of (i) any condition, event or act which comes to Borrower's attention that materially and adversely affects Borrower's or any Guarantor's financial condition or operations, the Collateral, or Lender's rights under the Loan Documents, and (ii) any event that has occurred that, subject to any applicable cure periods, constitutes a default or breach under any Loan Document.

vii.            Taxes and Other Obligations. Borrower will pay (or cause to be paid) all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, and taxes and assessments on the Property, the Collateral and any related personal property owned by Borrower, as the same become due and payable, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner. Borrower shall furnish Lender with a receipt evidencing such payment and such other evidence as Lender in its sole discretion may require, with respect to such real and personal property taxes and assessments. Such receipt and other evidence of paid taxes shall be delivered to Lender no later than thirty (30) days following the due date of such taxes.

viii.            Maintenance. Borrower will maintain the Collateral (or cause the tenants under the Leases (as defined in the Security Documents) to do so) in good condition and repair and make all necessary replacements thereof (or cause the tenants under the Leases to do so), and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the Borrower's continued existence, operations, or business.

ix.            Liens. Borrower will not grant, suffer, or permit any contractual or noncontractual lien on or security interest in the Collateral, or fail to promptly pay when due all lawful claims, charges, or the like, whether for labor, materials, or otherwise, that could give rise to such a lien.

x.            Insurance. Borrower will at all times maintain (or cause the tenants under the Leases to maintain) adequate insurance coverage acceptable to Lender, in amounts acceptable to Lender, with responsible insurance companies acceptable to Lender and with endorsements identifying Lender as “mortgagee/lender loss payee” or as an “additional insured,” as appropriate, all as required and as more particularly set forth in the Security Documents.

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xi.            Material Adverse Change. There will be no material adverse change in the credit or financial conditions of the Borrower, Borrower’s affiliates or any Guarantor. Borrower shall promptly notify Lender in writing of (i) any material adverse change in its financial condition or its business; (ii) any default under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any indebtedness owing by the Borrower or any Guarantor; (iii) any material adverse claim against or affecting the Borrower, Borrower’s affiliates or any Guarantor or any part of its properties; (iv) the commencement of, or any material determination in, any litigation with any third party or any proceeding before any governmental agency or unit affecting the Borrower, Borrower’s affiliate or any Guarantor; and (v) at least 30 days prior thereto, any change in the Borrower’s or any Guarantor’s name or address as shown above, and/or any change in the Borrower’s or any Guarantor’s structure.

xii.            Changes in Management. Borrower shall not permit any change in the management of Borrower or the Property without the prior written consent of the Lender.

xiii.            Maintenance of Separateness, etc. The Borrower:

a.            shall not own any asset or property other than the Property and incidental personal property necessary for the development, management and related ownership of the Property;

b.            shall not engage in any business other than the development, completion and operation of the Property and shall conduct and operate its businesses as now conducted and operated;

c.            shall not enter into any contract or agreement with any Guarantor, or with any other Affiliate (as defined in 11 USC Section 101(2)) of Borrower or of any Guarantor, except on terms or conditions that are intrinsically fair and substantially similar to those that would be available on an arm's-length basis with third parties other than such Guarantor or other Affiliate;

d.            shall not incur or permit to exist any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including any guarantee obligations), other than (1) the Loan, (2) indebtedness reflected on the most recent financial statements of the Borrower furnished to the Lender, and (3) unsecured trade and operational debt incurred in the ordinary course of business with trade creditors and in amounts that are normal and reasonable under the circumstances, none of which trade or operational debt may be secured (whether on a subordinate or a pari passu basis) by any of the Property;

e.            shall not make any loans or advances to any person or entity;

f.            shall continue to be solvent (in accordance with generally accepted accounting principles) and to pay its debts from its assets as such debts shall become due;

g.            shall do all things necessary to preserve its separate existence as a limited liability company;

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h.            shall maintain books and records and bank accounts separate from those of its Affiliates and file its own tax returns, to the extent required by any applicable governmental laws, rules, ordinances and codes;

i.            shall at all times hold itself out to be to the public as a legal entity separate and distinct from any other entity (including any Affiliate);

j.            shall maintain adequate capital for its normal obligations reasonably foreseeable in a business of its size and character and in light of its proposed operations;

k.            shall not merge with or be consolidated into any other entity or convert or be converted into any other form of entity, or make any change in the name under which it does business;

l.            shall not commingle its funds or other assets with those of any other person;

m.            shall maintain its assets in such a manner that it would not be costly or difficult to ascertain or identify the Borrower’s assets or segregate them from those of any other person or entity;

n.            shall not hold itself out to be responsible for the debts or obligations of any other Person; and

o.            shall maintain in full force and effect, and abide by and satisfy the material terms and conditions of, all applicable governmental laws, rules, ordinances and codes from time to time applicable to the Borrower and the Property.

xiv.          ERISA Compliance.

a.            Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) that is subject to Title I of ERISA or a “plan” as defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, and Borrower’s assets are not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code.

b.            Borrower is not and will continue not to be a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower are not and will not be subject to any laws regulating investments of and fiduciary obligations with respect to governmental plans.

c.            Borrower will not engage in any transaction which would cause any obligation or any action under the Loan Documents, including Lender’s exercise of the remedies, to be a non-exempt prohibited transaction under ERISA.

7.            LATE CHARGES. Should Borrower fail to pay the installments of interest or principal (if applicable) on any due date provided for herein or within ten (10) days thereafter, then Borrower further promises to pay a late payment charge equal to five percent (5%) of the amount of the unpaid installment or the highest additional charge permitted by law, whichever is less, as liquidated compensation to Lender for the extra expense to Lender to process and administer the late payment, Borrower agreeing, by execution hereof, that any other measure of compensation for a late payment is speculative and impossible to compute. This provision for late charges shall not be deemed to extend the time for payment or be a "grace period" or "cure period" that gives Borrower a right to cure a default. Imposition of late charges is not contingent upon the giving of any notice or lapse of any cure period provided for in the Security Documents and shall not be deemed a waiver of any right or remedy of Lender, including without limitation, acceleration of this Note.

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8.            DEFAULT. The occurrence of any of the following (time being of the essence as to this Note and all of its provisions) constitutes a “Default” by Borrower under this Note and, at the option of Lender, under the Security Documents and the other Loan Documents:

i.            Monetary Default. Borrower's failure to make any payment of principal, interest, or any other expense or fee, including the Prepayment Fee, required by this Note, the Security Documents, or the other Loan Documents within ten (10) days of being due.

ii.            Non-Monetary Default. Borrower’s failure to perform any other obligation imposed upon Borrower by this Note, the Security Documents, or the other Loan Documents within twenty (20) days after notice of such non-performance (or such longer periods as is reasonable for defaults not capable of cure within 20 days so long as Borrower is diligently pursuing the cure of same, but in no event longer than 60 days) for defaults not related to fraud, misrepresentation, placement of liens on the Property or Collateral, bankruptcy, insolvency, judgments, the continuous maintenance of required insurance coverage and the payment of such insurance premiums, or any other default listed below in this Section titled “Default,” or which otherwise impairs Lender’s ability to assert its rights against the Collateral or any part or portion thereof. This provision shall not be construed to provide Borrower with any grace period in complying with any obligations imposed on Borrower by the terms of the Loan Documents.

iii.            Representation. Any representation or warranty of Borrower or any Guarantor contained in this Note, the Security Documents, any other Loan Document, or in any other instrument or statement furnished in connection herewith, proves to be incorrect or misleading in any adverse respect as of the time when the same shall have been made, including, without limitation any and all financial statements, operating statements, or schedules attached thereto, furnished by Borrower or any Guarantor.

iv.            Bankruptcy. Borrower or any Guarantor (i) files a voluntary petition in bankruptcy or a petition or answer seeking or acquiescing in any reorganization or for an arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself pursuant to the United States Bankruptcy Code or any similar law or regulation, federal or state relating to any relief for debtors, now or hereafter in effect; or (ii) makes an assignment for the benefit of creditors or admits in writing its inability to pay or fails to pay its debts as they become due; or (iii) suspends payment of its obligations or takes any action in furtherance of the foregoing; or (iv) consents to or acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator or other similar official of Borrower or any Guarantor, for all or any part of the Collateral or other assets of such party, or either; or (v) has filed against it an involuntary petition, arrangement, composition, readjustment, liquidation, dissolution, or an answer proposing an adjudication of it as a bankrupt or insolvent, or is subject to a reorganization pursuant to the United States Bankruptcy Code, an action seeking to appoint a trustee, receiver, custodian, or conservator or liquidator, or any similar law, federal or state, now or hereafter in effect, and such action is approved by any court of competent jurisdiction and the order approving the same shall not be vacated or stayed within sixty (60) days from entry; or (vi) consents to the filing of any such petition or answer, or shall fail to deny the material allegations of the same in a timely manner, or (vii) otherwise becomes insolvent.

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v.            Judgments. (i) A final judgment, other than a final judgment in connection with any condemnation, is entered against Borrower that (a) materially adversely affects the value, use or operation of the Collateral, or (b) materially adversely affects, or reasonably may materially adversely affect, the validity, enforceability or priority of the lien or security interest created by the Security Documents or the other Loan Documents, or both; or (ii) execution or other final process issues thereon with respect to the Collateral; and (iii) Borrower does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereon, in any event within thirty (30) days from entry, or Borrower shall not, within such period or such longer period during which execution on such judgment shall have been stayed, appeal therefrom or from the order, decree or process upon or pursuant to which such judgment shall have been entered, and cause its execution to be stayed during such appeal, or if on appeal such order, decree or process shall be affirmed and Borrower shall not discharge such judgment or provide for its discharge in accordance with its terms within sixty (60) days after the entry of such order or decree or affirmance, or if any stay of execution on appeal is released or otherwise discharged.

vi.            Liens. Any federal, state or local tax lien or any claim of lien for labor or materials or any other lien or encumbrance of any nature whatsoever is recorded against Borrower or the Property or the Collateral, or any portion thereof, and is not removed by payment or transferred to substitute security in the manner provided by law, within thirty (30) days after notice from Lender.

vii.            Leases. Borrower's default in the performance of its obligations as lessor under any lease of all or any portion of the Property (after lapse of any applicable cure period under such lease), which default could result, in Lender’s reasonable judgment, in the termination of said lease.

viii.            Other Notes or Mortgages. Borrower's default, after the lapse of any applicable cure period, in the performance or payment of Borrower's obligations under any other note, or under any other mortgage encumbering all or any part of the Property, if the other mortgage is permitted by Lender, whether such other note or mortgage is held by Lender or by any other party.

ix.            Borrower Default Under Loan Documents. Borrower's default, after the lapse of any applicable cure period, in the payment or performance of any of Borrower's obligations under any of the Loan Documents, including without limitation this Note and the Security Documents.

x.            Borrower Default Under Any Other Obligation to Lender. Borrower’s default, after the lapse of any applicable cure period, under any other obligation of Borrower to Lender whether now existing or hereafter arising, and whether or not related to this Note.

xi.            Guarantor Default. The death or dissolution or merger or consolidation of any Guarantor, or any default in the payment or performance of any obligation of any Guarantor arising under its guaranty or pursuant to any of the other Loan Documents, or the death or dissolution of any member of a limited liability company guarantor, the death or incompetence of an individual guarantor, or the repudiation of its guaranty by any Guarantor; provided, however, the death or incompetence of a Guarantor shall not be a default if, within ninety (90) days from the date of death or determination of incompetence, Lender is provided with a signed guaranty (on Lender’s approved form) from a replacement guarantor who meets Lender’s then current credit and underwriting criteria. If any Guarantor shall terminate or attempt to terminate any guaranty agreement given in connection with the Loan.

xii.            Borrower's Continued Existence. Borrower shall cease to exist or to be qualified to do or transact business in the State in which the Property is located or be dissolved or shall be a party to a merger or consolidation, or shall sell all or substantially all of its assets, or the death of any individual being a Borrower.

Promissory Note	10

xiii.            Change in Ownership Interest in Borrower or any Entity Guarantor. Except for a Permitted Transfer (as defined below), if, without the prior written consent of Lender, any direct or indirect ownership interest in Borrower or any entity Guarantor is issued, sold, transferred, assigned, conveyed, mortgaged, pledged, or otherwise encumbered or disposed of, whether voluntarily or by operation of law, and whether with or without consideration, or any agreement for any of the foregoing is entered into; or if any other direct or indirect equity interest in the Borrower or any entity Guarantor is sold, transferred, assigned, conveyed, mortgaged, pledged, or otherwise encumbered or disposed of, whether voluntarily or by operation of law, and whether with or without consideration, or any agreement for any of the foregoing is entered into; or any existing shareholder, member or general partner of Borrower or any entity Guarantor withdraws from the Borrower or such Guarantor, or if any new shareholder, member or general partner is added to Borrower or any entity Guarantor; or if any managing member, manager, or general partner of Borrower or any entity Guarantor is changed, whether voluntarily or by operation of law, or if any trustee of the Borrower or any entity Guarantor is changed, whether voluntarily or by operation of law. Subject to the conditions described below, “Permitted Transfer” shall mean the issuance, sale, transfer, assignment, conveyance, pledge or disposition of any direct or indirect ownership interest in Borrower or any entity Guarantor, provided the controlling owners of such direct or indirect ownership interest in Borrower or such entity Guarantor, as applicable, as of the date of this Note continue to own a controlling ownership interest (direct or indirect, as applicable) in Borrower or entity Guarantor, as applicable, after such issuance, sale, transfer, assignment, conveyance, pledge or disposition; no such transfer shall constitute a “Permitted Transfer” unless Lender has been provided advance notice of the proposed transfer and Lender confirms in writing that such transfer is approved based on its review of information needed for Lender’s customary due diligence, including, without limitation, information needed to determine credit status and compliance with anti-money laundering and anti-terrorism laws, regulations and orders. Notwithstanding anything to the contrary contained in this Note, ownership interest in Medalist Diversified REIT, Inc., a Maryland corporation (“Medalist Diversified”) may be transferred; provided that (i) the controlling owners of any direct or indirect ownership interest in Medalist Diversified as of the date of this Note shall continue to own a controlling ownership interest, direct or indirect, as applicable, in Medalist Diversified following such transfer, (ii) not more than twenty percent (20%) of the ownership interest, whether direct or indirect, in Medalist Diversified may be transferred in the aggregate, whether pursuant to a single transfer or a series of transfers, without the prior written consent of Lender, and (iii) if any proposed transfer of ownership interest in Medalist Diversified, whether direct or indirect, will result in any person or entity who did not hold at least a twenty percent (20%) ownership interest in Borrower or any entity Guarantor, as applicable, as of the date of this Note obtaining a twenty percent (20%) or more ownership interest in Borrower or any entity Guarantor, as applicable, then such transfer shall be subject to (A) Borrower providing Lender with prior written notice of the proposed transfer, and (B) Lender’s written confirmation that such transfer is approved based upon its review of information needed for Lender’s customary due diligence, including, without limitation, information needed to determine credit status and compliance with anti-money laundering and anti-terrorism laws, regulations and orders. Borrower shall pay to Lender all costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Lender’s in-house counsel), incurred by Lender in connection with any transfer or proposed transfer of the ownership interest in Medalist Diversified. Additionally, the sale, transfer or issuance of common stock or other equity securities in Medalist Diversified shall be permitted, provided, that (i) Medalist Diversified’s shares are listed on the New York Stock Exchange or on another nationally recognized stock exchange, and (ii) no such sale, transfer or issuance of common stock or other equity securities in Medalist Diversified, whether pursuant to a single transfer or a series of transfers, shall result in a merger or consolidation of Medalist Diversified with any other person or entity.

Promissory Note	11

xiv.            Ownership Interest in Shareholder, Member or Partner of Borrower or Entity Guarantor. Except for a Permitted Transfer, if, without the prior written consent of Lender, any shares of stock of any corporation that is an owner (shareholder, member or partner) of Borrower or any entity Guarantor, or any membership interests of any limited liability company that is an owner of Borrower or any entity Guarantor, or any partnership interests of any partnership that is an owner of Borrower or any entity Guarantor are issued, sold, transferred, assigned, conveyed, mortgaged, pledged or otherwise encumbered or disposed of, whether voluntarily or by operation of law, and whether with or without consideration, or any agreement for any of the foregoing is entered into, executed or delivered; or if any other equity interest in any owner of Borrower or any entity Guarantor is sold, transferred, assigned, conveyed, mortgaged, pledged or otherwise encumbered or disposed of, whether voluntarily or by operation of law, and whether with or without consideration, or any agreement for any of the foregoing is entered into executed or delivered; so as to result in a change of control of Borrower or any entity Guarantor, or if any trustee of a trust that is an owner of the Borrower or any entity Guarantor is changed, whether voluntarily or by operation of law.

xv.            Transfer of Property. Any sale, conveyance, transfer, assignment, or other disposition of all or any part of the Collateral in violation of this Note or if assets of the Borrower are distributed to any member or shareholder of Borrower; or if any member fails timely to make a scheduled contribution of capital to Borrower, excluding distributions made in the ordinary course of business provided no Default then exists hereunder and no Default would otherwise be caused by such distribution.

xvi.            False Statement. Any statement or representation of Borrower or any Guarantor contained in the loan application or any financial statements or other materials furnished to Lender or any other lender prior or subsequent to the making of the Loan secured hereby are discovered to have been false or incorrect or incomplete in any material respect.

xvii.            Default Under Indemnity. Borrower or any Guarantor shall default, after the lapse of any applicable cure period, under any obligation imposed upon Borrower by any indemnity whether contained within this Note, any of the Loan Documents, the Environmental Certificate and Indemnification Agreement, or otherwise.

xviii.            Insurance. Failure to maintain the continuous insurance coverage required by the Security Documents, this Note or the other Loan Documents, or to make timely payment of all such insurance premiums, as required by the Security Documents, this Note or other Loan Document, subject to any cure periods allowed in Sections 5 and 26(b) of the Security Documents.

xix.            Material Adverse Action. Any material adverse action, suit or proceeding shall be instituted against Borrower or any Guarantor.

xx.            Forfeiture of Property. The Borrower being formally charged for violating any local, state or federal law that provides as a penalty for a verdict of guilty the forfeiture of the Property or the Collateral or any portion thereof and such charge is not dismissed within sixty (60) days thereafter.

xxi.            Misuse of Loan Funds. Lender determines that Borrower has utilized advances for purposes other than set forth in the Section below titled “Purpose.”

xxii.            Priority of Security Documents. If the Security Documents and the other Loan Documents does not provide Lender with a first priority lien on the Property and the Collateral.

9.            REMEDIES UPON DEFAULT; ACCELERATION. Upon the occurrence of a Default, Lender shall have all rights, power and remedies available under each of the Loan Documents as well as all rights and remedies available at law or in equity, all of which remedies Lender may exercise cumulatively or alternatively. Furthermore, upon the occurrence of a Default hereunder or under the terms of any one or more of the Loan Documents, upon the expiration of any applicable cure period, Lender may declare the then outstanding principal and all accrued but unpaid interest immediately due and payable and upon acceleration and thereafter this Note shall bear interest at the Default Rate, hereinafter defined, until all indebtedness evidenced hereby and secured by the Security Documents has been paid in full. Further, in the event of such acceleration, the Loan, and all other indebtedness of Borrower to Lender arising out of or in connection with the Loan shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by Borrower.

Promissory Note	12

10.            DEFAULT RATE. After the Maturity Date, or upon acceleration, and thereafter, the unpaid indebtedness then evidenced by this Note shall bear interest at a rate (the “Default Rate”) equal to the lesser of: (a) the rate per annum otherwise payable under Section 1 hereof plus five percent (5%) per annum; or (b) the highest rate permitted by law. Furthermore, interest shall continue to accrue at the Default Rate on the unpaid indebtedness evidenced by this Note after a judgment is entered on this Note or after a foreclosure action on the Security Documents.

11.            APPLICATION OF PAYMENTS. All sums received by Lender for application to the Loan may be applied by Lender to late charges, expenses, costs, interest, principal, and other amounts owing to Lender in connection with the Loan in the order selected by Lender in its sole discretion. Lender shall not be bound by any condition or limitation including, without limitation, a restrictive endorsement, which is mailed or delivered to Lender at the address for payment specified by Lender from time-to-time, despite any acceptance of such payment.

12.            ACH SYSTEM. Borrower shall authorize and make such arrangements as may be necessary to enable Lender to obtain payments due under this Note and the other Loan Documents through the automated clearing house system (“ACH System”). Such authorizations and arrangements shall include, without limitation, establishing and maintaining an account with a commercial bank that is a member of the ACH System and entering into an ACH System agreement with Lender.

13.            FAILURE TO MAKE ADJUSTMENTS. If for any reason Lender fails to make an adjustment to the interest rate or the monthly payment amount as described in this Note, regardless of any notice requirement, Lender may, upon discovery of such failure, then make such adjustment as if it had been made on time. Borrower further agrees to pay upon demand any additional monies which Borrower may owe as a result of any such adjustment. Borrower agrees not to hold Lender responsible for any damages that may result from Lender’s failure to make the adjustment. In the event of overpayment resulting from Lender’s failure to make an adjustment, so long as Borrower is not then in Default hereunder, Lender shall, at Borrower’s option, apply any excess monies which Borrower may have paid to partial prepayment of the unpaid principal balance of this Note, or refund such excess monies to Borrower. If Borrower is in Default, Lender may apply such excess proceeds to amounts then due in its sole discretion. If Borrower elects to have excess monies applied to the outstanding principal balance of this Note, such election shall not waive or reduce any applicable prepayment penalty due hereunder, if any.

14.            COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Lender immediately upon demand the full amount of all costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Lender’s in-house counsel), incurred by Lender in connection with (a) negotiation and preparation of this Note and each of the Loan Documents, including, without limitation, all loan fees, documentation preparation, escrow fees, notary fees, recording fees, title insurance premiums, tax service fees, brokerage commissions, documentary stamp taxes, and recording fees, and (b) the enforcement of any of Lender’s rights and remedies with respect to the Loan. Borrower hereby agrees to and shall pay on the date hereof a non-refundable loan fee in the amount of $2,600.00. In the event this Note is not paid when due on any stated or accelerated maturity date, or should it be necessary for Lender to enforce any other of its rights under this Note or the other Loan Documents, Borrower will pay to Lender, in addition to principal, interest and other charges due hereunder or under the other Loan Documents, all costs of collection or enforcement, including, without limitation, reasonable attorneys' fees, expert witness fees, paralegals' fees, legal assistants' fees, appraisals, inspections, title reports, title insurance premiums, tax payments, insurance premiums, the costs of managing and/or selling the Property, and all other costs and expenses incurred by Lender in connection therewith, whether incurred with respect to collection, litigation, bankruptcy proceedings, interpretation, dispute, negotiation, trial, appeal, defense of actions instituted by a third party against Lender arising out of or related to the Loan, enforcement of any judgment based on this Note, or otherwise, whether or not a suit to collect such amounts or to enforce such rights is brought or, if brought, is prosecuted to judgment. The obligations of Borrower under this Section 14 shall survive the foreclosure of the Security Documents (whether by judicial or non-judicial foreclosure) and/or after any judgment is entered on this Note or the Security Document. Moreover, Borrower shall be obligated to pay any of the foregoing costs, fees and expenses that accrue after foreclosure of the Security Documents and/or after a judgment is entered on this Note or the Security Documents.

Promissory Note	13

15.            WAIVER. Borrower and all sureties, endorsers, guarantors and other parties now or at any time liable, whether directly or indirectly, for the payment of this Note, in whole or in part, hereby severally (i) waive demand, notice of demand, presentment for payment, notice of nonpayment, notice of default, protest, notice of protest and dishonor, notice of intent to accelerate, notice of acceleration and all other notices except those for which the Loan Documents expressly provide, and further waive diligence in collecting this Note or in enforcing any of the security for this Note; (ii) agree to any substitution, subordination, exchange or release of any security or portions thereof for this Note or, in whole or in part, the release of any party primarily or secondarily liable for the payment of this Note; (iii) agree that Lender shall not be required to first institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable for the payment of this Note or to enforce its rights against any security for the payment of this Note; (iv) expressly consent to any extension and renewals of time for the payment of this Note, or any installment hereof, made by agreement by Lender with any person now or hereafter liable for the payment of this Note, even if Borrower is not a party to such agreement; and (v) expressly consents to all delays in time of payment or other performance which Lender may grant, in its sole discretion, at any time and from time to time without limitation all without any notice or further consent of Borrower, and any such grant by Lender shall not be deemed a waiver of any subsequent delay or any of Lender's rights hereunder or under the Loan Documents.

16.            USURY. In no event shall this Note or any other provision herein or in the other Loan Documents, permit the collection of any interest which would be usurious under the laws of the State of Florida. Lender and Borrower intend to comply with any applicable usury laws. Accordingly, notwithstanding any provisions in this Note to the contrary, it is agreed that this Note shall not require the payment or permit the collection of interest or any amount in the nature of interest or fees in excess of the maximum amount permitted by applicable law as now or hereafter construed by a court of competent jurisdiction. If any such excess interest is contracted for, charged or received pursuant to this Note, or in the event that all of the principal balance under this Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received shall exceed the maximum amount of interest permitted by applicable law, then in such event any such excess which may have been collected shall, at Lender’s option, either be credited to the unpaid principal balance of the Loan as a prepayment of principal, without any Prepayment Fee, or refunded to Borrower and the effective rate of interest shall automatically be reduced to the maximum lawful rate allowed under applicable law as now or hereafter construed by a court of competent jurisdiction. Without limiting the foregoing, all calculations which are made for the purpose of determining whether the rate of interest contracted for, charged or received under this Note exceeds the maximum lawful contract rate, shall be made, to the fullest extent permitted by applicable law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness, all interest at any time contracted for, charged to or received from Borrower in connection with such indebtedness. This paragraph shall be controlling with regard to all Loan Documents in order to ensure compliance with applicable laws.

Promissory Note	14

17.            PURPOSE. This Note is given in a commercial transaction for business purposes, and the collateral described in the Security Documents is not used by the Borrower for residential, agricultural, farming, timber or grazing purposes. Furthermore, Borrower shall use the proceeds of the Loan solely for business purposes, including, without limitation, acquisition of the Property.

18.            CROSS DEFAULT. Borrower agrees that any default by Borrower under any provision of the Loan Documents shall also constitute a default by Borrower under the documents representing, and terms of, every other outstanding loan and credit facility heretofore or hereafter extended by Lender to Borrower. Borrower agrees that a default by Borrower under any loan from Lender to Borrower shall constitute a default under all loans from Lender to Borrower.

19.            RIGHT OF INSPECTION. At any reasonable time, and from time to time, upon reasonable notice and during normal business hours, Borrower shall permit Lender or any agent or representative of Lender, to examine and make copies of and abstracts from the books and accounts of Borrower, and, subject to the rights of tenants, to enter on to and inspect the Property and the locations of all other Collateral, and to discuss the affairs, finances, and accounts of the Borrower.

20.            FURTHER ASSURANCES. If Lender in its reasonable judgment at any time concludes that additional documents or other action is required in order to perfect Lender's security interest in any of the Collateral, or otherwise to fulfill the purposes and intent of this Note, the loan commitment, if any, or any of the Loan Documents, then Borrower at its own expense shall execute and deliver, or produce, as applicable, such documents, and shall take such actions, or make such payments or payoffs, as Lender in its reasonable discretion may require in order to remedy Lender's concerns.

21.            RELATIONSHIP OF LENDER AND BORROWER. No provision of this Note or of any Loan Document, and no actions of Lender or Borrower shall give rise to any relationship between Lender and Borrower other than creditor and debtor. Lender and Borrower are not, and shall not be deemed to be, joint venturers, partners, principal and agent, or any other relationship other than creditor and debtor; and Borrower agrees that Lender is neither its fiduciary nor agent.

22.            INDEMNIFICATION. Borrower shall and does hereby indemnify, defend and hold Lender and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorney's fees and court costs) arising from or in any way related to any of the transactions contemplated hereby, except to the extent caused by Lender’s sole negligence or intentional misconduct. Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of the Borrower regardless of whether the Borrower has paid the employee under the worker's compensation laws of any state or other similar federal or state legislation for the protection of employees. The Borrower's obligations under this Section shall survive the repayment of the Loan and any deed in lieu of foreclosure or foreclosure of the Security Documents securing the Loan.

Promissory Note	15

23.            MISCELLANEOUS. Borrower and Lender further covenant and agree as follows, without limiting any requirement of any other Loan Document:

i.            Cumulative Rights and No Waiver. Each and every right granted to Lender under any Loan Document, or allowed it by law or equity, shall be cumulative of each other and may be exercised in addition to any and all other rights of Lender, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

ii.            Documents. All documents, certificates and other items required under this Note to be executed and/or delivered to Lender shall be in form and content satisfactory to Lender and its counsel.

iii.            Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

iv.            Survivability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby. In the event any provisions of this Note are inconsistent with the provisions of the Security Documents or any other agreements or documents executed in connection with this Note, this Note shall control.

v.            No Oral Agreement. Florida law provides that any agreement asserted as a claim in an action related to this transaction must be in writing and signed by the parties. Oral agreements are not enforceable. Borrower may rely only on a written agreement.

vi.            Counterparts. This Note may be executed in counterparts.

24.            MODIFICATION. This Note may not be changed orally, but only by an agreement in writing signed by Lender and Borrower.

25.            APPLICABLE LAW. This Note shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein (excluding choice of law principles). In the event that any provision or clause of this Note conflicts with applicable law, such conflict shall not affect other provisions of this Note which can be given effect without the conflicting provision, and to this end the provisions of this Note are declared to be severable.

26.            NOTICES. All notices or other communications required or permitted to be given pursuant to the provisions of this Note shall be given in accordance with the notice provisions of the Loan Documents.

27.            SUCCESSORS AND ASSIGNS. As used herein, the terms “Borrower” and “Lender” shall be deemed to include their respective heirs, personal representatives, successors, and assigns.

Promissory Note	16

28.            CAPTIONS; PRONOUNS. Captions are for reference only and in no way limit the terms of this Note. The pronouns used in this instrument shall be construed as masculine, feminine, or neuter as the occasion may require. Use of the singular includes the plural, and vice versa.

29.            BUSINESS DAY. Any reference herein or in the other Loan Documents to a business day shall be deemed to refer to a banking day which shall be a day on which Lender is open for the transaction of business, excluding any national holidays, and any performance which would otherwise be required on a day other than a banking day shall be timely performed in such instance, if performed on the next succeeding business day. Notwithstanding such timely performance, interest shall continue to accrue hereunder until such payment or performance has been made.

30.            WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THAT EACH PARTY TO THIS NOTE MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR THE STATE OF FLORIDA TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE, THE LOAN DOCUMENTS OR ANY TRANSACTIONS CONTEMPLATED THEREBY OR RELATED THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. IT IS INTENDED THAT THIS WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, CLAIMS AND/OR COUNTERCLAIMS IN ANY SUCH ACTION OR PROCEEDING. BORROWER UNDERSTANDS THAT THIS WAIVER IS A WAIVER OF A CONSTITUTIONAL SAFEGUARD, AND EACH PARTY INDIVIDUALLY BELIEVES THAT THERE ARE SUFFICIENT ALTERNATE PROCEDURAL AND SUBSTANTIVE SAFEGUARDS, INCLUDING, A TRIAL BY AN IMPARTIAL JUDGE, THAT ADEQUATELY OFFSET THE WAIVER CONTAINED HEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER MAKING THIS LOAN TO BORROWER.

31.            ASSIGNMENT. Prior to the second anniversary date of this Note, the rights, obligations and liabilities of Borrower hereunder and the Borrower’s fee simple interest in the Property may not be assigned, either in whole or in part, to any other person or party whomsoever. After the second anniversary date of this Note, the rights, obligations and liabilities of Borrower hereunder and the Property may be assigned subject to Lender’s consent, which shall not be unreasonably withheld or delayed, but shall be conditioned upon the following: (i) no Default nor any event which, upon the giving of notice or lapse of time or both, would constitute such a Default, has occurred; (ii) the potential assignee and/or Borrower provides Lender any and all documentation reasonably requested by Lender; (iii) the potential assignee is acceptable to Lender in accordance with Lender’s customary underwriting criteria, as applied in Lender’s sole and absolute discretion, and is approved by Lender in writing; (iv) the potential assignee and Borrower execute and deliver to Lender any and all documents required by Lender in conjunction with such assignment, including, without limitation, new guaranties acceptable to Lender based substantially on the form of guaranty initially executed by Guarantors on or about the date hereof; (v) Lender’s receipt of title policy endorsements and/or other title assurances as Lender may reasonably require; and (vi) the Borrower or potential assignee delivers to Lender a review fee in the amount of $2,000.00 and an assignment fee in the amount of one percent (1.0%) of the then outstanding principal balance of this Note. Notwithstanding the foregoing, this Note may not be assigned by Borrower more than once in any twelve (12) month period. On the effective date of such assignment and assumption by the assignee, Borrower and Guarantors shall be released of liability under the Loan Documents signed by such parties unless Lender’s underwriting approval contains express conditions requiring one or more of such parties to remain liable on the Loan. This Note is assignable by Lender, either in whole or in part, and any assignment hereof or of the Loan Documents, or any portion or portions hereof or thereof, shall operate to vest in any such assignee the rights and powers, either in whole or in part, as the context so requires, herein and therein granted to Lender. In the event Lender shall assign this Note or the other Loan Documents in whole, Lender shall thereupon be relieved of all duties, responsibilities and liabilities whatsoever hereunder or thereunder.

Promissory Note	17

32.            PATRIOT ACT NOTICE. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For purposes of this Section, account shall be understood to include loan accounts.

33.            RECOURSE. Lender shall have full recourse against Borrower for all sums due under this Note and for all the representations, warranties, indemnities and covenants in the Security Documents and all other Loan Documents.

34.            If multiple parties are signing this Note as Borrower, this Note shall be the joint and several obligation of all Borrowers, binding upon them and their successors and assigns.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS NOTE SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS NOTE ONLY BY ANOTHER WRITTEN AGREEMENT.

TIME IS OF THE ESSENCE HEREUNDER.

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Promissory Note	18

BORROWER ACKNOWLEDGES THAT THE INTEREST RATE PROVIDED IN THIS NOTE IS A FAVORABLE INTEREST RATE, AVAILABLE ONLY BECAUSE LENDER HAS INCURRED, OR MAY INCUR, ONE OR MORE LIABILITIES OR COMMITMENTS TO FUND THE LOAN EVIDENCED BY THIS NOTE, THAT ANY PREPAYMENT IS LIKELY TO CAUSE LOSS TO LENDER AS THE DIRECT RESULT OF SUCH LIABILITIES OR COMMITMENTS, THAT SUCH LOSS IS DIFFICULT TO DETERMINE, AND THAT THE PREPAYMENT FEE IN THIS NOTE IS A REASONABLE FORECAST OF SUCH LOSS.

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date first above written.

BORROWER:

PMI PARKWAY, LLC,
a Delaware limited liability company

By:	Peter Mueller, Inc.,
a Virginia corporation

Its:	Manager

By:	/s/ Kurt A. Schirm
Name: Kurt A. Schirm
Title: President

MDR PARKWAY, LLC,
a Delaware limited liability company

By:	Medalist Diversified Holdings, L.P.,
a Delaware limited partnership

Its:	Manager

By:	Medalist Diversified REIT, Inc.,
a Maryland Corporation

Its:	General Partner

By:	/s/ Thomas Messier
Name: Thomas Messier
Title: Manager

Promissory Note

STATE OF ____________________	)
) ss:
COUNTY OF _________________	)

On _______________, __, 2021, before me personally appeared _______________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity as President of Peter Mueller, Inc., a Virginia corporation, the Manager of PMI Parkway, LLC, and that by his signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

My commission expires: ____________________

Reg. No.: ___________________

Notary Public

COMMONWEALTH OF VIRGINIA	)
) ss:
CITY OF RICHMOND	)

On ______ ___, 2021 before me personally appeared _________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

My commission expires: ____________________

Reg. No.: ___________________

Notary Public

Promissory Note